Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. (“Oi”, BM&FBOVESPA: OIBR3 and OIBR4; NYSE: OIBR and OIBR.C) hereby announces to its shareholders and the market in general that it has priced its global offering of 2,142,279,524 common shares, including 396,589,982 common shares in the form of American Depositary Shares (“ADSs”) and 4,284,559,049 preferred shares, including 828,881,795 preferred shares in the form of ADSs (not including the exercise of the International Underwriters’ Option (defined below)) (the “Offering”). The common shares were offered to the public at a price of R$2.17 per share, and the preferred shares were offered to the public at a price of R$2.00 per share. Common shares in the form of ADSs (the “common ADSs,” each representing one common share) were offered to the public outside Brazil at a price of US$0.970 per common ADS, and preferred shares in the form of ADSs (the “preferred ADSs,” each representing one preferred share) were offered to the public outside Brazil at a price of US$0.894 per preferred ADS. The aggregate cash proceeds of the Offering to Oi, after underwriting discounts and commissions (before expenses), will be equivalent to approximately US$5,868 million, including the shares of PT Portugal SGPS, S.A. that Portugal Telecom SGPS, S.A. (“Portugal Telecom”) will contribute to Oi in the Offering.

The Offering consists of a registered offering in Brazil and an international offering, which includes a registered offering in the United States. The registered offering in the United States is scheduled to close on Friday, May 2, 2014, subject to satisfaction of customary conditions. The registered offering in Brazil is scheduled to close on Monday, May 5, 2014, subject to the satisfaction of customary conditions. Further information about the Offering is contained in the offering documents.

Existing shareholders of Oi were given the right to subscribe for shares in the Brazilian offering on a priority basis. Telemar Participações S.A., Oi’s direct controlling shareholder, as well as Valverde Participações S.A., AG Telecom Participações S.A., LF Tel S.A. and Bratel Brasil S.A. each of which is a member of a group of entities that indirectly controls Oi, assigned their respective priority rights to subscribe for an aggregate 1,217,486,338 common shares and 1,272,122,008 preferred shares to Portugal Telecom, SGPS, S.A. (“Portugal Telecom”), also a member of a group of entities that indirectly controls Oi. Portugal Telecom subscribed for such shares in the priority offering. Portugal Telecom subscribed for an additional 448,130,723 preferred shares in the Brazilian offering. In the aggregate, Portugal Telecom subscribed for 1,045,803,934 common shares and 1,720,252,731 preferred shares, equivalent to R$5.7 billion. Portugal Telecom will settle the purchase of these shares through the contribution to Oi of all of the shares of PT Portugal, subject to the satisfaction of certain conditions established in the subscription agreement between Portugal Telecom and Oi. Immediately following the settlement of the Offering, Portugal Telecom will own, directly and indirectly, 37.41% of Oi’s issued and outstanding share capital (including 40.73% of Oi’s voting share capital), excluding Portugal Telecom’s interest in the shares of Oi owned by Telemar Participações S.A., AG Telecom Participações S.A. and LF Tel S.A.

In addition, Caravelas Fundo de Investimentos em Ações (“Caravelas”), an investment vehicle managed through Banco BTG Pactual S.A., subscribed for 171,362,482 common shares and 359,171,518 preferred shares equivalent to R$1.09 billion in the Brazilian offering (equivalent to the difference between R$2.0 billion and the amount of subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil). Caravelas will settle the purchase of these shares in cash, subject to the satisfaction of certain conditions established in the subscription agreement between Caravelas and Oi.

Oi’s common ADSs and preferred ADSs are listed on The New York Stock Exchange under the symbols OIBR.C and OIBR, respectively. The ADSs offered in the Offering are expected to be delivered on Friday, May 2, 2014, in time to settle trades completed on The New York Stock Exchange on Tuesday, April 29, 2014.

Oi’s common shares and preferred shares are listed on the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”) under the symbols OIBR3 and OIBR4, respectively. The shares offered in the Offering are expected to be delivered on Monday, May 5, 2014, in time to settle trades completed on the BM&FBOVESPA on Wednesday, April 30, 2014.

Banco BTG Pactual S.A., Bank of America Merrill Lynch Banco Múltiplo S.A., Banco Barclays S.A., Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A., Banco de Investimentos Credit Suisse (Brasil) S.A., BES Investimento do Brasil S.A. – Banco de Investimento, HSBC Bank Brasil S.A. – Banco Múltiplo e BB – Banco de Investimento S.A., Banco Bradesco BBI S.A., Banco Caixa Geral – Brasil S.A., Goldman Sachs do Brasil Banco Múltiplo S.A., Banco Itaú BBA S.A., Banco Morgan Stanley S.A. e Banco Santander (Brasil) S.A. are acting as coordinators of the Brazilian offering; XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A. e Banco BNP Paribas Brasil S.A. are acting as co-managers of the Brazilian Offering.

Banco BTG Pactual S.A.—Cayman Branch, BofA Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Banco Espírito Santo de Investimento S.A., HSBC Securities (USA) Inc., Banco do Brasil Securities LLC, Banco Bradesco BBI S.A., Caixa – Banco de Investimento, S.A., Goldman, Sachs & Co., Itau BBA USA Securities Inc., Morgan Stanley & Co. LLC and Santander Investment Securities Inc. are acting as joint bookrunners in connection with the international offering.

The number of shares initially offered may be increased, at the option of Banco BTG Pactual S.A. and Banco BTG Pactual S.A. – Cayman Branch, by up to 15%, or 287,554,298 common shares and 575,108,597 preferred shares, at any time for a period of 30 days from, and including, April 29, 2014 (the “International Underwriters’ Option”), provided that the total number of shares issued under the International Underwriters’ Option will not yield gross proceeds in excess of R$742,035,333.77.

Oi will maintain its shareholders and the market informed of any subsequent events related to the Offering.

Rio de Janeiro, April 29, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Important Information

The Offering is being made pursuant to an effective shelf registration statement. A prospectus supplement with further information about the proposed offering has been filed with the U.S. Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus supplement and other documents Oi has filed with the SEC for more complete information about the company and the Offering. When available, you may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management of Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications Oi files with the SEC.

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